Exhibit 99.1

Milestone Pharmaceuticals Announces Closing of Initial Public Offering

Montreal, QC, CA, and Charlotte, NC, May 13, 2019 — Milestone Pharmaceuticals Inc. (Nasdaq: MIST), a Phase 3 clinical-stage biopharmaceutical company dedicated to developing and commercializing etripamil for the treatment of cardiovascular indications, today announced the closing of its previously announced initial public offering of 5,500,000 of its common shares at a public offering price of $15.00 per share.  The gross proceeds to Milestone, before deducting underwriting discounts, commissions and offering expenses, were approximately $82.5 million. All of the common shares were offered by Milestone.

Milestone’s common shares are listed on the Nasdaq Global Select Market under the ticker symbol “MIST.”

Jefferies LLC, Cowen and Company, LLC, and Piper Jaffray & Co. served as joint book-running managers for the offering. Oppenheimer & Co. Inc. served as lead manager for the offering.

The shares were offered by Milestone pursuant to registration statements that were declared effective by the U.S. Securities and Exchange Commission (“SEC”) on May 8, 2019. A prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov.

The offering of these shares was made only by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388, or by e-mail at Prospectus_Department@Jefferies.com, or from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, by telephone at 631-592-5973 or by email at PostSaleManualRequests@broadridge.com, or from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone at (800) 747-3924 or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Milestone’s common shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Milestone Pharmaceuticals

Milestone, headquartered in Montreal, Canada with a U.S. subsidiary in Charlotte, N.C., is a Phase 3 clinical-stage biopharmaceutical company dedicated to developing and commercializing the investigational new drug etripamil for the treatment of cardiovascular indications. Etripamil is a novel, potent and short-acting calcium channel blocker designed by Milestone and being developed as a rapid-onset nasal spray to be administered by the patient to terminate episodes of paroxysmal supraventricular tachycardia (PSVT) as they occur.

Forward-Looking Statements:

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding Milestone’s expectations regarding the clinical development of etripamil. Forward-looking statements are based on Milestone’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the risks inherent in biopharmaceutical product development and clinical trials.  These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the offering as filed with the SEC on May 9, 2019.  Forward-looking statements contained in this announcement are made as of this date, and Milestone undertakes no duty to update such information except as required under applicable law.

Contact:

David Pitts
Argot Partners
212-600-1902
david@argotpartners.com